Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021
www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
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	Jennifer Daumler		Sandra Curlander
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Level 3 Completes WilTel Acquisition

Level 3 Pays Total Consideration of 115 Million Shares of Level 3 Common Stock and $386 Million in Cash

BROOMFIELD, Colo., December 23, 2005 — Level 3 Communications, Inc. (Nasdaq:LVLT) today announced that it has completed its acquisition of WilTel Communications Group, LLC. As consideration, Level 3 has paid Leucadia National Corporation (NYSE: LUK) 115 million shares of Level 3 common stock and $386 million in cash.

Pursuant to the purchase agreement signed by Level 3 and Leucadia on October 30, 2005, Level 3’s cash consideration at closing was increased from the previously announced amount of $370 million, to reflect an improvement in WilTel’s working capital and is subject to adjustment based on the subsequent calculation of actual closing date working capital. Level 3 paid an additional $100 million in consideration for $100 million in cash held by WilTel at the time of closing.

“There is a unique and compelling fit between WilTel and Level 3,” said James Q. Crowe, chief executive officer of Level 3. “Because of this and hard work by all involved, we have been able to close this transaction ahead of schedule. Through this process, we have continued our analysis of the WilTel business and are confident in the overall financial projections we provided at the time we announced the definitive agreement. We have also continued our integration planning and we are extremely pleased with the progress we have made leading up to today’s announcement.”

Financial projections
“We are reiterating our previously announced overall revenue and cash flow projections for the acquisition,” said Sunit S. Patel, chief financial officer of Level 3. “This transaction adds substantial new revenue from high quality customers and creates value from significant synergies resulting from elimination of duplicative common resources and network infrastructure. We continue to expect the acquisition to add $1.5-1.6 billion in revenue to our 2006 communications revenue which approximately doubles the size of our existing communications business.

“While we recognize that the contribution from the AT&T (formerly SBC) contract will diminish over time in accordance with their contract with WilTel, we continue to expect that this transaction will contribute approximately $50-90 million of incremental cash flow in 2006 and $125-150 million of incremental cash flow annually from 2007 onward.  We expect to provide more detail when we announce our 2005 fourth quarter results in February 2006.”  Integration costs are expected to be $100-150 million.

Integration planning and execution

“The combination of Level 3 and WilTel unites two leading providers of communications backbone services to create what we believe is the premier wholesale communications services provider in the industry,” said Kevin O’Hara, president and chief operating officer of Level 3.

“Due to the unique strategic fit between the two companies and Level 3’s past integration experience, we remain confident in our ability to successfully combine the businesses and conclude a smooth transition for customers,” continued O’Hara. “We commenced integration planning immediately after signing the definitive agreement in October, and we believe we are well positioned for a smooth integration process in keeping with our projected schedule.

“The transaction will significantly increase the size of Level 3’s communications business by increasing the scale of the company’s transport, IP and voice business. In addition, broadening our network capabilities will facilitate increased network reach by adding 3000 additional route miles, access to 50 new markets and improved responsiveness on high demand routes.”

Vyvx

As a part of the transaction, Level 3 acquired the WilTel subsidiary, Vyvx, LLC, the industry leader in gathering and distributing broadcast quality live and non-live video for the media and entertainment industry.

 “We recognize the importance of Vyvx’s customers and are committed to ensuring they receive the highest quality service without disruption,” said O’Hara.

“We believe that Vyvx’s expertise in transporting video combined with its strong brand and customer relationships may create some additional opportunities for Level 3 as the video transport market evolves.”

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Level 3 is an industry leader in IP and VoIP services, which it provides to cable operators, ISPs, carriers and others. Level 3’s E-911 service offering includes both fixed location and nomadic VoIP E-911 capabilities, supporting an FCC-compliant E-911 solution for interconnected VoIP providers.

The company offers information services through its subsidiary, Software Spectrum, and fiber-optic and satellite video delivery solutions through its subsidiary, Vyvx. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.vyvx.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.

Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: developing new products and services that meet customer demands and generate acceptable margins; increasing the volume of traffic on Level 3’s network; overcoming the softness in the economy given its disproportionate effect on the telecommunications industry; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum’s reliance on financial incentives, volume discounts and marketing funds from software publishers; reducing downward pressure of Software Spectrum’s margins as a result of the use of volume licensing and maintenance agreements; and reducing rate of price compression on certain of the Company’s existing transport and IP services. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.